Exhibit 99.1

Arcellx Announces Clinical Hold for its iMMagine-1 Phase 2 Clinical Program

— FDA has provided clearance to the company to continue dosing patients who have already undergone lymphodepletion —

REDWOOD CITY, Calif., June 19, 2023 /PRNewswire/ — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, announced today that it has received notification from the U.S. Food and Drug Administration (FDA) that a clinical hold has been placed on its CART-ddBCMA investigational new drug (IND) for the treatment of patients with relapsed or refractory multiple myeloma (rrMM).

The clinical hold was received on June 16, following a recent patient death. The company believes limitations on bridging therapy are a contributing factor and is working with FDA to amend the protocol to expand options for patients that are consistent with current clinical practice. The FDA has provided clearance to Arcellx to continue to dose patients who have undergone lymphodepletion.

“The safety and well-being of patients enrolled in our studies is our top priority,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer.“ In coordination with our investigators, data safety monitoring board (DSMB), and our partners at Kite Pharma, we are working with FDA to address the clinical hold. The expansion of bridging therapy regimens is consistent with what’s currently available in clinical practice and is in the best interest of patients. Additionally, we continue to evaluate other potential improvements to the study. We remain confident that CART-ddBCMA is a potential best-in-class therapy for the treatment of patients with rrMM based on the clinical profile observed in the patients dosed to date across our studies. The drug product release characteristics from iMMagine-1 are consistent with those from our Phase 1 study. The manufacturing success rate remains 100% while ramping Lonza, our cell therapy manufacturer, to full scale. Fourteen clinical sites have been opened and study enrollment is tracking to our expectations. We look forward to resolving this matter expeditiously and to continue to advance our therapy to the benefit of patients suffering from rrMM.”

About iMMagine-1

iMMagine-1 is a Phase 2 pivotal, open-label, multicenter clinical trial designed to evaluate CART-ddBCMA, a BCMA-specific CAR-modified T-Cell therapy utilizing Arcellx’s novel BCMA-targeted binding domain, for the treatment of adult patients with relapsed or refractory multiple myeloma. The primary objective of this study is to evaluate the overall response rate over a 24-month period. In addition to safety, secondary endpoints include depth of disease response, duration of response, and overall survival over a 24-month period.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About CART-ddBCMA

CART-ddBCMA is Arcellx’s BCMA-specific CAR-modified T-cell therapy utilizing the company’s novel BCMA-targeting binding domain for the treatment of patients with relapsed or refractory multiple myeloma. CART-ddBCMA is currently in a Phase 2 study. Arcellx’s proprietary binding domains are novel synthetic proteins designed to bind specific therapeutic targets. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 2 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration. Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two programs: a Phase 1 study of ACLX-001 for r/r MM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, initiated in the fourth quarter of 2022.

Visit www.arcellx.com for more information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation: Arcellx’s belief regarding limitations on bridging therapy as a contributing factor to a recent patient death and bridging therapy being in the best interest of patients; Arcellx’s belief that the drug product release characteristics from iMMagine-1 are consistent with those from its Phase 1 study; Arcellx’s belief regarding the potential of CART-ddBCMA to be a best-in-class therapy for the treatment of patients with rrMM; and statements regarding the FDA’s clinical hold and related timing and potential resolution. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as amended, filed with the Securities and Exchange Commission (SEC) on May 9, 2023, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-691-6361

Media Contact:

Laura Morgan

Sam Brown Inc.

lauramorgan@sambrown.com

951-333-9110

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